EXHIBIT 99.1
                                                           For Immediate Release
                                                            Contact:  Stan Smith
                                                                  (954) 627-5021


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         Richard Evans Resigns as President of Florida Panthers Holdings
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     Fort  Lauderdale,  Florida (March 10, 1998) - Richard H. Evans has resigned as President of Florida Panthers Holdings, Inc. (NYSE:PAW) in order to pursue private business and investment interests. Mr. Evans also resigned from the Company's Board of Directors.

     Panthers Holdings' Vice Chairman, Richard C. Rochon, will assume Mr. Evans' responsibilities on an interim basis.

     H. Wayne Huizenga, Chairman of Florida Panthers Holdings, Inc. stated, "During his tenure, Dick Evans has made many valuable contributions to our organization as we moved from basically a professional hockey organization into a public company with additional interests in luxury resort hotels."

     "This has been an extremely rewarding two years, both professionally and personally," stated Mr. Evans. "It has been a privilege to have been associated with Wayne and the management and staff of Florida Panthers Holdings. I wish them every success as they continue to build a first rate organization."

     Florida Panthers Holdings, Inc. owns the Boca Raton Resort & Club, the Registry Resort in Naples, the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center & Club, the Arizona Biltmore and the Rolling Hills Golf Club. The Company also owns the Florida Panthers Hockey Club, the Arena Development and Arena Operating Companies, the Incredible Ice Skating Rinks and an interest in the operations of the Miami Arena.




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